Exhibit 10.10

AMENDED AND RESTATED
LIMITED PARTNERSHIP AGREEMENT

OF

ONTARIO HOSPITALITY PROPERTIES, LLLP

THE INTERESTS IN THIS PARTNERSHIP HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER THAT ACT AND APPLICABLE STATE SECURITIES LAWS, OR COMPLIANCE WITH APPLICABLE EXEMPTIONS THEREFROM

THE INTERESTS IN THIS PARTNERSHIP ARE SUBJECT TO CERTAIN RESTRICTIONS AND OTHER PROVISIONS OF THIS AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT AND MAY ONLY BE DISPOSED OF OR ENCUMBERED IN COMPLIANCE WITH ALL SUCH PROVISIONS.

AMENDED AND RESTATED

LIMITED PARTNERSHIP AGREEMENT

OF

ONTARIO HOSPITALITY PROPERTIES, LLLP

THIS AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT (this “Agreement”) is made as of January 31st, 2011, by and among RRF-LP LLC I, as a Limited Partner, and RRF, Limited Partnership and RARE EARTH FINANCIAL, L.L.C., as General Partners, and each other Person who at any time becomes a Limited Partner or General Partner in accordance with the terms of this Agreement and the Act, of ONTARIO  HOSPITALITY PROPERTIES, LLLP, , an Arizona limited liability limited partnership (the “Partnership”).

The Partnership was formed on February 28, 1986, by the recording of the Certificate of Limited Partnership in the office of the Maricopa County, Arizona Recorder. A Certificate of Limited Partnership was filed with the Arizona Secretary of State on February 3, 1986.

The Partnership has been operated pursuant to that certain Limited Partnership Agreement of the Partnership, dated February 28, 1986, as amended from time to time (the “Original Agreement”).

The Partners have amended the Certificate of Limited Partnership to provide that the Partnership is a limited liability limited partnership rather than a limited partnership, and desire to amend and restate the Original Agreement in its entirety through execution of this Agreement.

The Partners adopt this Agreement as the Limited Partnership Agreement of the Partnership under the Act to set forth the rules, regulations and provisions regarding the management and business of the Partnership, the governance of the Partnership, the conduct of its business, and the rights and privileges of its Partners

In consideration of the premises and the mutual agreements contained herein, the parties agree as follows:

ARTICLE I

FORMATION, NAME, PURPOSES

1.1 Formation.  The parties have formed an Arizona limited liability limited partnership under the Act, effective upon the filing of the Statement of Qualification and Certificate of Limited Partnership of this Partnership with the Arizona Secretary of State. The parties shall immediately, and from time to time, as may be required by law, execute all amendments of the Certificate of Limited Partnership, and do all filings, recordings and other acts as may be appropriate to comply with the operation of the Partnership under the Act.
1.1 Intent. The Partners intend to operate the Partnership in a manner consistent with its treatment as a “partnership” for federal and state income tax purposes. Neither the General Partner nor any Partner shall take any action inconsistent with the express intent of the parties.

1.2 Name The name of this Partnership shall be: ONTARIO HOSPITALITY PROPERTIES, LLLP

1.3 Place of Business.  The principal place of business of the Partnership shall be at Rare Earth Financial, L.L.C., 1625 East Northern Avenue, Suite 105, Phoenix, Arizona 85020, or such other place as the General Partner shall determine.

1.4 Purpose.

(a)           The sole purpose of this Partnership is to acquire, own, finance, operate, maintain, develop, improve, lease, sell and otherwise dispose of and deal with the Property known as the Ontario Airport Best Western Plus InnSuites Hotel & Suites located at 3400 Shelby Street, Ontario CA 91764, and other assets that are reasonably necessary for the operation or maintenance of the Property, to operate the Property as a hotel and/or restaurant or through a management partnership or lessee of the Property, and to conduct any and all transactions and activities related thereto.  The Partnership shall have the power and authority to engage in and conduct any and all activities and transactions permitted under the Act in furtherance of its business purposes.

(b)           Except as otherwise provided in this Agreement, without the consent of a Majority in Interest of the Partners, the Partnership shall not engage in any other activity or business,  and no Partner acting in its capacity as a Partner shall have any authority to obligate the Partnership or any other Partner, or to hold itself out as a Partner of the Partnership, with respect to any transaction or activity whatsoever other than those entered into or carried out within the scope and business purpose of the Partnership as provided in this Section  1.5.

1.6 Term. This Partnership commenced upon the original recording of its Certificate of Limited Partnership and shall continue until such time as it shall be terminated under the provisions of Article X below.

1.7 Agent for Service of Process. The name and business address of the agent for service of process for the Partnership are J.R. Chase, InnSuites Hotels Centre, 1625 East Northern Avenue, Suite 105, Phoenix, Arizona 85020, or such other person as the General Partner shall appoint from time to time.

ARTICLE II

DEFINITIONS

2.1 Terms Defined.  Certain terms used in this Agreement are defined in the Tax Exhibit (defined below). In addition to the terms defined in the Tax Exhibit, as used herein, the following terms shall have the following meanings, unless the context otherwise specifies:

“Act” shall mean the Revised Arizona Uniform Partnership Act, Title 29, Arizona Revised Statutes A.R.S. Section 29-301 et. seq., as the same may be amended from time to time, and any successor to that Act, or any successor to that Act.

“Agreement” means this Limited Partnership Agreement of the Partnership, as amended from time to time.

“Certificate” means the Certificate of Limited Partnership of the Partnership filed with the Arizona Secretary of State, as amended from time to time.

“Available Cash” means the aggregate amount of cash on hand or in bank, money market or similar accounts of the Partnership at any given time derived from any source (other than Capital Contributions and liquidation transactions) which the General Partner determines is available for distribution to the Limited Partners in accordance with the Act after all current debt service obligations of the Partnership are satisfied and after taking into account any amount required or appropriate to maintain a reasonable amount of Reserves.

“Bankruptcy,” with respect to any Person, means the entry of an order for relief against such Person under the United States Bankruptcy Code, the insolvency of such Person under any state insolvency act or any other event of “bankruptcy” with respect to such Person as described in the Act.

“Brochure” shall mean that certain Information Brochure dated January 31st, 2011, prepared in connection with the Partnership.

“Business” means the hotel business to be conducted by the Partnership in accordance with this Agreement.

“Capital Account” means the separate bookkeeping account established and maintained for each Partner by the Partnership pursuant to Section 3.3.

“Capital Contribution,” with respect to a Partner, means the total amount of cash and the net Fair Value of property contributed by such Partner (or such Partner’s predecessor in interest) to the capital of the Partnership.

“Class A Interest,” shall mean the ownership Interest of a Partner owning Units of Class A Partnership Interests as described in Section 4.1 below.

“Class B Interest,” shall mean the ownership Interest of a Partner owning Units of Class B Partnership Interests as described in Section 4.1 below.

Class C Interest,” shall mean the ownership Interest of a Partner owning Units of Class C Partnership Interests as described in Section 4.1 below.

“Contributing Partner” shall mean any Partner who makes a Contribution Loan to a Non- Contributing Partner pursuant to Section 9.8 below.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, or corresponding provisions of future laws.

“Partnership” means Ontario Hospitality Properties, LLLP, an Arizona limited liability limited partnership.

“Defaulting Partner” has the meaning set forth in Section 3.2(b).

“Distributions” means any distributions by the Partnership to the Partners of Available Cash or Liquidation Proceeds.

“Fair Value” of an asset or property means its fair market value.

“General Partner” means the Person(s) serving as the General Partner(s) of the Partnership from time to time, as determined under Section 6.1.  The current General Partners are RRF, Limited Partnership and Rare Earth Financial, L.L.C.

“Interest” refers to all of a Partner’s rights and interests in, and obligations to, the Partnership in its capacity as a Partner, all as provided in the Certificate, this Agreement and the Act.  “Interest” does not include a Partner’s rights as a lender to or creditor of the Partnership, as an independent contractor of the Partnership, or in any other similar capacity.

“Limited Partners” means those Persons executing this Agreement as Limited Partners of the Partnership, or otherwise becoming bound by this Agreement as Limited Partners of the Partnership as provided in this Agreement, including any Substitute Limited Partners, in each such Person’s capacity as a Partner of the Partnership.  The Limited Partners are set forth on Schedule A.  Schedule A shall be updated from time to time by the General Partner to reflect the then current Limited Partners of the Partnership.

“Liquidation Proceeds” means all Property at the time of liquidation of the Partnership and all proceeds thereof.

 “Majority in Interest” means any Partner or group of Partners holding an aggregate of more than 50% of the Percentage Interests held by all Partners.  Whenever this Agreement provides that a Majority in Interest is to be determined by excluding a Partner(s) or is to be determined out of only certain Partners, then a Majority in Interest means any Partner or group of Limited Partners holding an aggregate of more than 50% of the Percentage Interests held by all of the non-excluded Limited Partners.

“Offering” shall mean the offering of up to $2,500,000 in Interests described in the Brochure.

“Partners” means the General Partner and the Limited Partners.

“Payback” shall mean that time when all of the Partners owning a single Class of Interests (Class A, Class B, or Class C Interests, as the case may be), have received cash Distributions equal to (i) $10,000 per Unit, plus (ii) $700 per Unit per year, non compounded, on such Capital Contributions, based upon that portion of the $10,000 remaining undistributed from time to time.

“Percentage Interest,” with respect to a Partner, means such Partner’s percentage interest in certain items or matters relating to the Partnership.  The Percentage Interests of the Partners are set forth on Schedule A.  The Percentage Interests of the Partners shall be subject to adjustment from time to time as provided by this Agreement.  Schedule A shall be updated from time to time by the General Partner to reflect the then current Percentage Interest of each Partner.

“Person” means any natural person, partnership, limited liability company, corporation, association, cooperative, trust, estate, custodian, nominee or other individual or entity in its own or representative capacity.

“Prime Rate” means the annual rate of interest reported from time to time in The Wall Street Journal under the column “Money Rates” (or any successor column) as being the “Prime Rate.”

“Priority Return” shall mean an amount equal too $700 per year on each Unit based upon that portion of $10,000 per Unit not yet distributed to the Partner during the applicable period.  Priority Returns shall be adjusted for partial Units or partial years.  For example, one-half shall be entitled to $350 per year, prorated over the time the partial Unit is held by the Partner.  If a Partner has paid only one-half of the $10,000 Capital Contribution for a Class A Interest, or if the Partner has received distributions of a part of his $10,000 Capital Contribution, that Partner’s Priority Return shall be adjusted accordingly.

“Property” means all properties and assets that the Partnership may own or otherwise have an interest in (to the extent of such interest) from time to time.

“Reserves” means amounts set aside from time to time by the General Partner pursuant to Section 4.8.

“Substitute Partner” has the meaning set forth in Section 9.3.

“Supermajority in Interest” means any Partner or group of Partners holding an aggregate of 66.6% or more of the Percentage Interests held by all Partners.  Whenever this Agreement provides that a Supermajority in Interest is to be determined by excluding a Partner(s) or is to be determined out of only certain Partners, then a Supermajority in Interest means any Partner or group of Partners holding an aggregate of 66.6% or more of the Percentage Interests held by all of the non-excluded Partners.

“Tax Exhibit” means the additional definitions and provisions that are contained in Schedule B.

“Transfer” means (i) when used as a verb, to give, sell, exchange, assign, transfer, pledge, hypothecate, bequeath, devise or otherwise dispose of or encumber, and (ii) when used as a noun, the nouns corresponding to such verbs, in either case voluntarily or involuntarily, by operation of law or otherwise, including, without limitation, upon Bankruptcy, death, divorce, marriage dissolution or otherwise.

“Treasury Regulations” means the regulations promulgated by the Treasury Department with respect to the Code, as such regulations are amended from time to time, or corresponding provisions of future regulations.

“Unit” shall mean a $10,000 Interest.

“Withdraw” or “Withdrawal” means any action taken by a Partner which is intended by such Partner to be in the nature of a resignation, retirement, withdrawal, quitting or otherwise voluntarily ceasing to be a Partner of the Partnership.

    2.2  Other Definitional Provisions.

(a) As used in this Agreement, accounting terms not defined in this Agreement, and accounting terms partly defined to the extent not defined, shall have the respective meanings given to them under generally accepted accounting principles.

(b) The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and section, subsection, schedule and exhibit references are to this Agreement unless otherwise specified.

(c) Words of the masculine gender shall be deemed to include the feminine or neuter genders, and vice versa, where applicable.  Words of the singular number shall be deemed to include the plural number, and vice versa, where applicable.

ARTICLE III

CAPITAL CONTRIBUTIONS AND LOANS

3.1 Initial Capital Contributions.  The Partners have made or will make promptly the initial Capital Contributions to the Partnership in cash as set forth on Schedule A.

3.2 Partner Loans and Additional Capital Contributions. (a) The General Partners believe that the Initial Capital Contributions will be sufficient to pay Partnership expenses without need for any loans. The General Partners shall use their best reasonable efforts to utilize the Capital Contributions to pay all such expenses. However, the Partners acknowledge that, although they do not currently expect a need for Additional Capital Contributions other than those contemplated in Schedule 1, the Partnership may require additional funds. If General Partners determine that additional funds are needed by the Partnership for the payment of unanticipated expenses such as basic accounting, tax return preparation and/or legal expenses of the Partnership, then each Partner agrees to contribute as an Additional Capital Contribution its Percentage Interest of the amounts approved in writing by Partners owning a Super Majority of the Percentage Interests owned by Non-Defaulting Partners, which amounts are required to cover such expenses. If the General Partners determine that funds are necessary for purposes other than those set forth in the preceding sentence, and if such additional amounts cannot be obtained by the Partnership from one or more lenders (other than the Partners) under terms and conditions acceptable to a General Partners, then the Partners owning a Super Majority or more of the Percentage Interests owned by Non-Defaulting Partners shall decide whether such funds shall be provided to the Partnership by way of loans to the Partnership by the Partners or by way of Additional Capital Contributions from the Partners. However, no Partner shall be obligated to make any Additional Capital Contributions, loan or advance to the Partnership, or to personally guarantee any loan or other obligation of the Partnership without such Partner’s consent, which consent may be withheld in the Partner’s sole and absolute discretion. If the Partners approve an assessment of Additional Capital Contributions, the General Partners shall give all Partners an assessment notice of the required sums, and all Partners shall pay their proportionate share thereof according to their respective Percentage Interests within ten (10) days from the date of the assessment notice.

(a) If, after agreeing to do so, any Partner fails or refuses for any reason to make in a timely manner any part or all of an Additional Contribution (the “Unpaid Additional Contribution”), such Partner shall be in default hereunder and shall be deemed to be a “Defaulting Partner” and the following shall apply:

(i) The Unpaid Additional Contribution shall constitute an obligation of such Defaulting Partner to the Partnership and shall bear interest from the date of such Defaulting Partner’s default at a floating annual rate of interest equal to the lesser of (A) seven percent (7%), (B) three percent (3%) (300 basis points) over the Prime Rate in effect from time to time, or (C) the maximum rate permitted by law.  Interest shall be compounded monthly and be payable on demand.  The Partnership may, upon the decision of a Majority in Interest (determined by excluding the Defaulting Partner), institute suit in any court of competent jurisdiction to enforce such obligation of the Defaulting Partner.  In addition, the Partnership shall be entitled to recover in such suit all costs and expenses, including, but not limited to, court costs and reasonable attorneys’ fees, thereby incurred by the Partnership and any damages (except incidental or consequential damages) sustained by the Partnership as a result of the default by the Defaulting Partner.

(ii) By becoming a Partner, each Partner shall be deemed to have granted to the Partnership a first priority lien and security interest upon such Partner’s Interest as security for the payment of all Additional Contributions and other obligations of such Partner to the Partnership.  This Agreement shall be deemed to be a security agreement with respect to such security interest and collateral and each Partner hereby authorizes each other Partner and the Partnership to file any financing statements or other instruments that the Partnership, or any other Partner, may desire to file for purposes of perfecting or continuing such security interest.  With respect to a Defaulting Partner, the Partnership, acting upon the decisions of a Majority in Interest (determined by excluding the Defaulting Partner), shall have all of the rights and remedies of a secured party under the Uniform Commercial Code, including, without limitation, and in addition to the rights under such law, the right to sell, effective as of the first day of the fiscal quarter in which the default occurs or such subsequent date as the Partnership may determine, by public or private sale upon 10 days advance notice to the Defaulting Partner, the Defaulting Partner’s Interest or any part thereof and to cause the acquirer to become a Substitute Partner in lieu of the Defaulting Partner with respect to the Interest so acquired upon compliance with Section 9.3 (other than subsections (b) and (e) thereof).  In addition, the Partnership shall have the right to retain and set-off against the Unpaid Additional Contribution of a Defaulting Partner and any accrued interest thereon all amounts becoming otherwise distributable or payable to such Defaulting Partner by the Partnership and shall have the right to receive, upon any sale of the Defaulting Partner’s Interest, a portion of the purchase price payable to the Defaulting Partner equal to the amount owed by the Defaulting Partner to the Partnership.  Any amount so retained and set-off by the Partnership shall be deemed to be a constructive cash distribution to the Defaulting Partner and a constructive cash payment by it to the Partnership.  Any payment, whether constructive or actual, shall be applied first against any unpaid accrued interest on the Defaulting Partner’s Unpaid Additional Contribution and the remainder shall be applied against its Unpaid Additional Contribution.

(iii) Upon the dissolution and termination of the Partnership, that part of an Additional Contribution contributed by a non-defaulting Partner that corresponds proportionately to the then Unpaid Additional Contribution of a Defaulting Partner shall be deemed to be a loan to the Partnership by the non-defaulting Partner for purposes of the distribution priorities set forth in Section 4.2.

(b) So long as a Partner remains a Defaulting Partner, such Partner shall have no voting rights with respect to decisions of the Partnership and only the votes of the non-Defaulting Partners shall be taken into account for all such purposes.  The Defaulting Partners and their Percentage Interests shall be disregarded completely for all purposes of determining whether the requisite votes have been obtained on a particular matter, and such requisite votes shall only be required out of the non-Defaulting Limited Partners.

    3.3  Capital Accounts.  A separate Capital Account shall be maintained for each Partner in accordance with the Tax Exhibit.

    3.4  Capital Withdrawal Rights, Interest and Priority.  Except as otherwise expressly provided in this Agreement, (i) no Partner shall be entitled to withdraw, receive any return of or reduce such Partner’s Capital Contribution or Capital Account or to receive any distributions from the Partnership, (ii) no Partner shall be entitled to demand or receive property other than cash in return for its Capital Contribution or as part of any Distribution, (iii) no Partner shall be entitled to receive or be credited with any interest on any Capital Contribution or the balance in such Partner’s Capital Account at any time, and (iv) no Partner shall have any priority over any other Partner as to the return of the Capital Contribution of such Partner or the balance in such Partner’s Capital Account.

3.5 Loans and Guarantees From Partners.

(a) Any Partner may make (but shall not be obligated to make) a loan to the Partnership in such amounts, at such times and on such terms and conditions as may be approved in good faith by the General Partners.  Loans by any Partner to the Partnership shall not be considered as contributions to the capital of the Partnership.

(b) No Partner shall be obligated to guarantee or cause any other Person to guarantee personally or provide any personal collateral to secure the obligations of the Partnership.  If a Partner personally guarantees or provides any personal collateral to secure the obligations of the Partnership, the Partnership may pay such Partner a reasonable fee for such personal risk as may be approved in good faith by the General Partners.

(c) A Partner or an affiliate of a Partner who makes a loan to the Partnership shall have no fiduciary or other duty to not declare a default or event of default or to not initiate any collection or enforcement actions or proceedings by it as a lender upon the occurrence of a default by the Partnership (even if such default by the Partnership could have been avoided or cured by an additional Capital Contribution or loan by such Partner or an affiliate of the Partner.

3.6 No Personal Liability.  Except as otherwise expressly provided in this Agreement, no Partner shall be personally liable for the return of any Capital Contributions of, or loans made by, the Partners or any portion thereof and the return of Capital Contributions and repayment of loans shall be made solely from the Partnership’s assets.  The Partners shall not be personally liable for the payment or performance of the debts and other obligations of the Partnership, except as and to the extent the Partner expressly agrees to be personally bound.

3.7 No Liability for Restoration of Negative Capital Account.  Notwithstanding anything in this Agreement to the contrary, no Partner shall have an obligation to contribute additional capital to the Partnership to restore a negative Capital Account balance to zero (unless and to the extent such negative Capital Account balance results from an inaccurate or disproportionate distribution made to or received by a Partner that results in another Partner having a final positive Capital Account balance).

ARTICLE IV

ALLOCATIONS AND DISTRIBUTIONS

4.1 Partnership Interests and Non-Liquidation Cash Distributions.

(a) The Partnership shall have Partnership Interests divided into three classes – Class A Interests, Class B Interests and Class C Interests.

(i) On matters presented to the Partners for approval, all Partners shall have equal voting power, based upon one vote per Unit owned.

(ii) Until earlier of March 31, 2017 or Payback, Partners shall be allocated profits in each year as follows:

(A) 100% to Class A Interests until the holders of all Class A Interests have been allocated to a Priority Return for each year.  Priority Returns for Class A Interests shall be cumulative until the earlier of (a) Payback; or (b) March 31, 2017, thereafter

(B) 100% to Class B Interests until the holders of all Class B Interests have been allocated profits equal to a Priority Return for each year; and thereafter

(C) 100% to Class C Interests until the holders of all Class C Interests have been allocated profits equal to a Priority Return for each year.

(iii) After all Classes of Interests have received distributions equal to their Priority Returns in any year and until Payback, Partners shall receive distributions of Capital as follows:

(A) 100% to Partners holding Class A Interests until all such holders have received Distributions of $10,000 per Unit, thereafter

(B) 100% to Partners holding Class B Interests until all such holders have received Distributions of $10,000 per Unit; and thereafter

(C) 100% to Partners holding Class C Interests until all such holders have received Distributions of $10,000 per Unit.

(iv) After Payback of all Classes of Interests, the Class A, Class B and Class C Interests shall be allocated fifty percent (50%) of all profits to be allocated among the Partners in proportion to each such Partner’s relative Percentage Interests, and the General Partners shall be allocated fifty percent (50%) of all profits, in consideration of their deferral and subordination of returns to those of Limited Partners.

(v) Class C Interests may be owned only by Rare Earth Financial, L.L.C. and Wirth family Affiliates, unless the General Partners approve a transfer of such Interests to other persons.

(b) The amount, if any, of Available Cash shall be determined by the General Partner from time to time and shall be distributed to the Partners in accordance with their respective Percentage Interests:

(i) First, until the earlier of March 31, 2017 or Payback, (A) 100% of the Available Cash will be distributed among the Partners owning Class A Interests in proportion to each such Partner’s respective relative Percentage Interests until all such Partners have received Distributions equal to their full Priority Return for that period.  Distributions under this subparagraph 3.1(a)(i) shall be cumulative until the earlier of March 31, 2017 or Payback; thereafter (B) 100% of the Available Cash will be distributed among all Partners owning Class B Interests until they have received Distributions equal to their full Priority Return for that period; and thereafter, (C) 100% of the Available Cash will be distributed among all the Partners holding Class C Interests until they have received Distributions equal to their total Priority Distributions payable up to the end of that period; thereafter

(ii) Second, to all Partners after all classes of Partners have received their Priority Distributions, Available Cash will be distributed: (A) First, 100% to Class A Partners until Payback; (B) Second, 100% to Class B Partners until Payback, and (C) Third, 100% to Class C Partners until Payback; and thereafter

(iii) Third, after Payback, (A) 50% of the Available Cash will be distributed among the Partners owning Class A, Class B and Class C Interests.  Distributions shall be in proportion to each such Partner’s respective relative Percentage Interests, and (B) the remaining 50% of the Available Cash, will be distributed to Rare Earth Financial, L.L.C.

2.2 Liquidation Distributions.  Liquidation Proceeds shall be distributed in the following order of priority:

(a) To the payment of debts and liabilities of the Partnership (including to Partners to the extent otherwise permitted by law) and the expenses of liquidation; then

(b) To the setting up of such reserves as the Person required or authorized by law to wind up the Partnership’s affairs may reasonably deem necessary or appropriate for any disputed, contingent or unforeseen liabilities or obligations of the Partnership, provided that, upon approval by a Majority in Interest, any such reserves shall be paid over by such Person to an independent escrow agent, to be held by such agent or its successor for such period as such Person shall deem advisable for the purpose of applying such reserves to the payment of such liabilities or obligations and, at the expiration of such period, the balance of such reserves, if any, shall be distributed as hereinafter provided; then

(c) The remainder to the Partners as follows:

(i) First, until Payback, 100% to Partners holding Class A Interests to be distributed among such Partners in proportion to each such Partner’s respective relative Percentage Interests; thereafter

(ii) Second, until Payback, 100% to Partners holding Class B Interests to be distributed among such Partners in proportion to each such Partner’s respective relative Percentage Interests; thereafter

(iii) Third, until Payback, 100% to Partners holding Class C Interests to be distributed among such Partners in proportion to each such Partner’s respective relative Percentage Interests; thereafter

(iv) Fourth, after all Partners have received Payback, 50% to the Partners holding Class A, B and C Interests, to be distributed among the Partners in proportion to each such Partners respective relative Percentage Interests; and 50% to the Earth Financial, L.L.C.

4.3 Profits, Losses and Distributive Shares of Tax Items.  The Partnership’s net income or net loss, as the case may be, for each taxable year of the Partnership, as determined in accordance with such method of accounting as may be adopted for the Partnership pursuant to Article VIII hereof, shall be allocated to the Partners for both financial accounting and income tax purposes as set forth in this Article IV, except as otherwise provided for herein or unless all Partners agree otherwise.

4.4 Allocation of Income, Loss and Credits.

(a) Income or Loss (other than Income or Loss from liquidation transactions) and Credits (as those capitalized terms are defined in the Tax Exhibit) for each taxable year shall be allocated among the Partners in accordance with their respective Percentage Interests.  To the extent there is a change in the respective Percentage Interests of the Partners during the year, Income, Loss and Credits shall be allocated among the pre-adjustment and post-adjustment periods as provided in the Tax Exhibit.

(b) Income from liquidation transactions shall be allocated among the Partners in the following order of priority:

(i) To those Partners, if any, with negative Capital Account balances (determined prior to taking into account any distributions pursuant to Section 4.2) in the ratio that such negative balances bear to each other until all such Partners’ Capital Account balances equal zero; then

(ii) To the Partners so that they have positive Capital Account balances in proportion to their respective Percentage Interests; then

(iii) The remainder to the Partners in accordance with their respective Percentage Interests.

4.5 Special Tax Rules.  The special tax rules set forth in the Tax Exhibit shall override any other provision of this Article IV.

4.6 No Priority.  Except as may be otherwise expressly provided in this Agreement, no Partner shall have priority over any other Partner as to Partnership income, gain, loss, credits and deductions or distributions.

4.7 Tax Withholding.  Notwithstanding any other provision of this Agreement, the General Partner is authorized to take any action that it determines to be necessary or appropriate to cause the Partnership to comply with any withholding, estimated tax or similar requirements established under any federal, state or local tax law, including, without limitation, withholding on any distribution to any Partner and/or requiring that a Partner pay to the Partnership any amount required by the Partnership to pay over to a governmental authority as a withholding, estimated tax or other payment on behalf of such Partner.  For all purposes of this Article IV, any amount withheld on any distribution and paid over to the appropriate governmental body shall be treated as if such amount had in fact been distributed to the Partner.  Each Partner agrees to execute such consents and elections as may be required by the taxing authority of any state or local government in which the Partnership does business and generates taxable income so that the Partnership will not be required to withhold on the taxable income of the Partnership allocated to such Partner for such state or locality.

4.8 Reserves.  The General Partner shall have the right to establish, maintain and expend reasonable Reserves to provide for working capital, for debt service, for expected operating deficits, for facility expansions or replacements, and for such other purposes as the General Partner may deem necessary or advisable.

ARTICLE V

PARTNERS’ MEETINGS

5.1 Meetings of Partners; Place of Meetings.  If required by the Act, an annual meeting of the Partners shall be held on the second Friday in March of each year or on such other date as the General Partners shall determine.  Regular monthly, quarterly or other periodic meetings may be held upon the determination of the General Partner or a Majority in Interest to hold such meetings.  Special meetings may be called at any time by the General Partner or any group of Limited Partners with a Percentage Interest of at least 20%.  Meetings (whether annual, regular or special meetings) of the Limited Partners may be held for any purpose or purposes, unless otherwise prohibited by statute.  All meetings of the Limited Partners shall be held at such place within Maricopa County, Arizona area as shall be stated in the notice of the meeting or at any other location agreed upon by the General Partner and all of the Partners.  The Partners of the Partnership may participate in a meeting by means of conference telephone or similar communication equipment whereby all of the Partners participating in the meeting can hear each other, and participation in a meeting in this manner shall constitute presence in person at the meeting.

5.2 Quorum; Voting Requirement.  The presence, in person or by valid proxy, of a Majority in Interest shall constitute a quorum for the transaction of business by the Partners.  The affirmative vote of a Majority in Interest shall constitute a valid decision of the Partners, except where a Supermajority in Interest or unanimous vote is required by the Act, the Certificate or this Agreement.  Whenever the consent or approval of the Partners is required in this Agreement for any transaction or act of the Partnership, such consent or approval shall be required by Partners holding the applicable aggregate Percentage Interests as stated in this Agreement and there shall be no requirement that the majority of the Partners, by number, approve or consent to any transaction or act.

5.3 Notice.  Written notice stating the place, day and hour of each meeting and, in the case of a special meeting, the purpose for which the meeting is called shall be delivered not less than ten days nor more than 60 days before the date of the meeting, either personally or by mail, by or at the direction of the person calling the meeting, to each Partner entitled to vote at such meeting.  Notice to Partners, if mailed, shall be deemed delivered as to any Partner when deposited in the United States mail, addressed to the Partner at its usual place of business or last known address, with postage prepaid.

5.4 Waiver of Notice.  When any notice is required to be given to any Partner, a waiver thereof in writing signed by the Partner, whether before, at, or after the time stated therein, or any attendance of the Partner at the meeting (other than at the beginning of the meeting to object to the holding of the meeting), shall be equivalent to the giving of such notice.

5.5 Action Without Meeting.  The Partners agree that a meeting of the Partners shall not be required for the Partners to make any decision or to take any action to be made or taken by the Partners by a Majority in Interest, Supermajority in Interest or unanimously.  Any decision or action required or permitted to be taken by the Partners may be taken without a meeting if the action is evidenced by one or more written consents or documents constituting or describing the action to be taken, signed by a Partner or Partners having the requisite aggregate Percentage Interests.

ARTICLE VI

MANAGEMENT AND CONTROL

6.1 The General Partners.

(a) Except as otherwise provided in this Agreement, the business and affairs of the Partnership shall be managed by and under the direction of the General Partners.  A General Partner may execute on behalf of the Partnership all instruments, documents and contracts, exercise all of the powers of the Partnership, and do all such lawful acts and things, that are not by law, the Certificate or this Agreement directed or required to be exercised or done by the Limited Partners.  Any decision or act of a General Partner within the scope of its power and authority granted hereunder shall control and shall bind the Partnership.  No Limited Partner, in such capacity (except one who may also be a General Partner and then only in such capacity), shall have any authority to participate in the control of the business of the Partnership or act for or bind the Partnership, except as part of an action of the Partners as specifically authorized or required by this Agreement.

(b) The current General Partners are RRF, Limited Partnership and Rare Earth Financial, L.L.C.  A General Partner may resign from such position at any time upon giving 30 days’ prior written notice to the Limited Partners.

(c) The Limited Partners shall have the right and power to remove a General Partner as a General Partner of the Partnership upon the written determination by a Limited Partner Supermajority in good faith that such removal be effected for “cause”.  For purposes of this Section, “cause” shall mean the commission by a General Partner of:  (i) an act of fraud, gross negligence, misconduct or breach of fiduciary duty with respect to the Partnership; or (ii) a material breach of such General Partner’s material duties and obligations under this Agreement and the failure of the General Partner to cure such breach within 30 days after receipt of written notice from a Limited Partner Supermajority.

(d) In the event of the withdrawal or removal of a General Partner or any other “event of withdrawal of a general partner” (as defined in the Act and modified by this Agreement), the following shall apply:

(i) Except as otherwise approved by the specific written consent of all Partners at the time, such General Partner shall immediately cease to be a General Partner of the Partnership (thereby terminating all management powers, duties and responsibilities of such General Partner) and such former General Partner (the “Former General Partner”) shall continue to hold such Former General Partner’s Interest as an assignee who is not a General Partner (except to the extent such Interest is purchased pursuant to subsection (c) below).

(ii) If there is no other General Partner of the Partnership, then within 90 days after the event, a Majority in Interest shall appoint in writing a new General Partner, who shall carry on and continue the business of the Partnership without dissolution.

(iii) The new General Partner shall have the right (but not the obligation) to cause the Partnership, at any time within one year after the applicable event, to purchase the Interest of the Former General Partner for the fair value thereof (less any distributions received in the interim) as provided in the Act and, if such right is exercised, the Former General Partner shall sell its Interest to the Partnership on such basis.

(iv) If the Partnership does not purchase the Former General Partner’s Interest pursuant to subsection (i) above, then such General Partner shall remain entitled to the distributions and allocations that would otherwise be made to such General Partner under the provisions of this Agreement.

(v) In the event the Partnership suffers damages as a result of or in connection with any withdrawal or removal of a Former General Partner, the Partnership shall be entitled to deduct, out of the amount otherwise due to the Former General Partner and as and when otherwise due to the Former General Partner, an amount equal to such damages.  The rights of the Partnership under this subsection shall be in addition to any other rights and remedies it may have by law against the Former General Partner

(e) The General Partner shall not be required to devote all of his time and business efforts to the affairs of the Partnership, but the General Partner shall devote so much of its time and attention as is reasonably necessary and advisable to manage the affairs of the Partnership to the best advantage of the Partnership.

6.2 Authority of the General Partner. In addition to the rights and authority given to the General Partner elsewhere in this Agreement, but subject to the limitations set forth in Sections 6.3 and elsewhere in this Agreement, the General Partner shall have the right, power and authority from time to time to make such decisions and take such actions for and on behalf of the Partnership, or delegate the same to the appropriate employees of the Partnership, as the General Partner deems necessary or appropriate to operate the Business and, not in limitation of the foregoing, to make the following decisions and take the following actions for and on behalf of the Partnership, all subject to any limitations set forth in this Agreement or in the Act:

(a) Selection and decisions relating to the Partnership’s legal, accounting and other professional advisors;

(b) Selection and decisions relating to employees and independent contractors of the Partnership;

(c) Acquisition of insurance coverages for the protection or benefit of the Partnership or the Property;

(d) Temporary investment of funds of the Partnership in short term investments where there is appropriate safety of principal;

(e) Pay all bills, invoices and expenses properly incurred by and on behalf of the Partnership;

(f) Keep all books of account and other records required by the Partnership, keep vouchers, statements, receipts bills and invoices and all other records, covering all collections, disbursements and other data in connection with the Partnership;

(g) Defend, compromise and settle those claims against the Partnership which individually do not exceed One Hundred Thousand Dollars ($100,000);

(h) Prepare a budget and cash flow projections relating to the Partnership and distribute the same to the Partners as they are prepared, and advise the Partners, from time to time, of the status and progress of the operations of the Partnership; and

(i) Perform such other acts as are set forth herein or as are reasonably necessary or appropriate in connection with the day-to-day operation of the Partnership.

(j) To: (1) bring or defend, pay, collect, compromise, arbitrate, resort to legal action or otherwise adjust claims or demands of or against the Partnership; (2) make or revoke any election available to the Partnership under any tax law; (3) enforce the Partnership’s rights and perform its obligations under all agreements to which the Partnership is a party; (4) carry out the decisions of the Partners made pursuant to this Agreement; (5) prepare, execute, and file any documents required to be filed with any government authority; and (6) expend Partnership funds necessary or appropriate to effect any of the foregoing;

(k) Negotiation and execution of all documents and agreements, and the exercise of all rights and remedies, of the Partnership in connection with the foregoing.

Notwithstanding anything to the contrary in this Agreement, a Majority in Interest of the Partners shall have the right and power to veto and override in whole or in part and in any respect, any decision by the General Partner, including but not limited to decisions regarding the amount of reserves and the amount and timing of distributions.

6.3 Limitations on Authority of the General Partner.

(a) The General Partner may take an action or execute an agreement, instrument or document for any transaction not “in the ordinary course of business or affairs” in accordance with the power and authority set forth in this Agreement, subject to the limitations set forth in this Agreement.  For purposes of this Agreement, actions and/or transactions “in the ordinary course of business or affairs” or “in the usual way of the business or affairs” shall include, but not be limited to, the exercise by the General Partner of its authority as specified in Section 6.2, except as prohibited or limited by Section 6.3(b), (c), (d) or (e) or elsewhere in this Agreement, and the Partners hereby approve of such actions and/or transactions and agree that they may be taken by the General Partner without obtaining any further approval of the Partners.  No General Partner shall have the right to delegate to any Person (other than an appropriate employee of the Partnership) the General Partner’s rights or powers to manage or control the business and affairs of the Partnership, except as approved by a Majority in Interest.

(b) The Partnership, through the General Partner or otherwise, shall not take any action required by any provision of this Agreement to be approved or authorized by a Majority in Interest, unless such action is approved or authorized by a Majority in Interest.

(c) The Partnership, through the General Partner, a Majority in Interest, or otherwise, shall not take any of the following actions unless such action is approved or authorized by a Supermajority in Interest:

(i) Any action required by any provision of this Agreement or by law to be approved or authorized by a Supermajority in Interest.

(ii) Cause the Partnership to file for Bankruptcy or to cease operations.

(iii) Cause the Partnership to sell or otherwise dispose of all or substantially all of its assets.

(iv) Cause the Partnership to merge or consolidate with any other entity or convert into another form of entity.

(v) Obligate the Partnership as a guarantor, endorser, accommodation endorser or surety for the obligation of any other Person;

(d) The Partnership, through the General Partner, a Majority in Interest, a Supermajority in Interest or otherwise, shall not (i) acquire any material assets from any Partner or affiliate of a Partner unless the assets are required by the Partnership for the Business and the acquisition terms are at least as favorable to the Partnership as would be available from nonaffiliated third parties or (ii) sell any material assets to any Partner or affiliate of a Partner unless the terms of such sale are at least as favorable to the Partnership as would be available from nonaffiliated third parties.

6.4 Compensation; Reimbursements.

(a) Except as provided in subsection (b) and (c) below or as approved by a Majority in Interest, no Partner shall be entitled to compensation for any services it may render to or for the Partnership.  Except as otherwise expressly provided in this Agreement, the General Partner and each Limited Partner shall be entitled to reimbursement from the Partnership for all reasonable direct out-of-pocket expenses incurred at the request or direction of the General Partner on behalf of the Partnership as contemplated in this Agreement.

(b) Management Fees and Expenses. If 160 or more of the 250 Interests being offered in the Offering are sold to non-affiliated investors and Rare Earth Financial, L.L.C., Rare Earth Financial, L.L.C. shall be paid a restructuring fee of $320,000, which may be paid in cash or as credit for the purchase of Class C Interests, as described in the Brochure. Other than the reorganization fee, Rare Earth Financial, L.L.C., shall not be paid a fee for its services unless specifically authorized by a Majority in Interest, but it shall be entitled to reimbursement for reasonable out-of-pocket expenses it incurs on behalf of the Partnership. Rare Earth Financial, L.L.C. shall be entitled to share in profits and distributions as described in Article III above. In addition, InnSuites Affiliates (as defined in the Brochure) shall be entitled to receive fees from the Partnership as:

(i) organization fees;

(ii) management fees;

(iii) license fees; and

(iv) Reservation fees.

(c) Any compensation paid to a Partner or a General Partner who is also a Partner for its services shall be treated as a “guaranteed payment” under Section 707(c) of the Code.

6.5 Limited Partners.

(a) The Limited Partners shall have the powers and shall be entitled to exercise the rights given to them by the terms of this Agreement and by law, and the exercise of such rights shall not be deemed to constitute participation or taking part in the control of the business of the Partnership.

(b) No Limited Partner shall be personally liable for the expenses, liabilities or obligations of the Partnership or the General Partner.  The liability of each Limited Partner shall be limited solely to the amount of such Limited Partner’s capital contribution as and when it is payable under the provisions of this Agreement.

(c) Each Limited Partner shall promptly report to the Partnership any changes in the address or citizenship of such Limited Partner as previously reported to the Partnership.

(d) In the event a General Partner is also a Limited Partner or purchases, acquires or otherwise becomes a transferee of all or any part of the Interest of a Limited Partner, the General Partner, subject to the provisions of Article IX, shall be treated also as a Limited Partner to the extent of such Interest.

4.6 Other Business Ventures; Confidentiality.

(a) Subject to subsection (b) below, (i) any Partner and its affiliates may engage in or possess an interest in other real property or business ventures of every nature and description, independently or with others, whether or not similar to or in competition with the business of the Partnership, and neither the Partnership nor the Partners shall have, by virtue of this Agreement or any law, any right in or to such other real property or business ventures or to any ownership or other interest in or the income or profits derived therefrom and (ii) no Partner shall be obligated to present any particular investment or business opportunity to the Partnership even if such opportunity is of a character which, if presented to the Partnership, could be taken by the Partnership, and each Partner shall have the right to take for its own account and with others or to recommend to others any such opportunity.

(b) All non-public information regarding the Partnership and the Partners shall be treated with confidentiality by the Partnership and Partners, and shall not be disclosed by the Partnership or the Partners to third parties (other than as necessary in the ordinary course of and to further the Business) without the prior written consent of all of the Partners; provided, however, the Partnership and Partners may disclose such information to their respective attorneys, accountants and other professional advisors who have a need for such information provided that such persons are informed of the confidential nature of the information and are directed to maintain the confidentiality thereof.  The confidentiality obligations of the Partners shall survive any termination of the Partnership of any Partner in the Partnership.  The confidentiality obligations of the General Partner shall survive any termination of such status.

ARTICLE VII

LIABILITY AND INDEMNIFICATION

7.1 Limitation of Liability.

(a) To the extent permitted by law, the General Partner and the Limited Partners and their respective officers, directors, partners, trustees, members, managers, employees and agents (each a “Covered Person”) shall not be liable for damages or otherwise to the Partnership or any Partner for any act, omission or error in judgment performed, omitted or made by it or them in good faith and in a manner reasonably believed by it or them to be within the scope of authority granted to it or them by this Agreement and in the best interests of the Partnership, provided that such act, omission or error in judgment does not constitute bad faith, fraud, gross negligence, willful misconduct or breach of fiduciary duty.

(b) A Covered Person will be fully protected in relying in good faith upon the records of the Partnership and upon such information, opinions, reports or statements presented to the Partnership by any Person as to matters the Covered Person reasonably believes are within such other Person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Partnership, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, Income, Losses or Available Cash or any other facts pertinent to the existence and amount of assets from which distributions to Partners might properly be paid.

7.2 Indemnification.  The Partnership shall indemnify each Covered Person to the fullest extent permitted by the Act, but such indemnity shall not extend to any conduct by the party seeking indemnification that is determined by a court of competent jurisdiction to constitute bad faith, fraud, gross negligence, willful misconduct, or breach of fiduciary duty.  Any indemnity under this Section 7.2 shall be paid from, and only to the extent of, Partnership assets and no Partner shall have any personal liability on account thereof.

7.3 Expenses.  To the fullest extent permitted by applicable law, expenses (including legal fees) incurred by a Covered Person in defending any claim, demand, action, suit or proceeding relating to the Partnership shall, from time to time, be advanced by the Partnership prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Partnership of an undertaking by or on behalf of the Covered Person to repay such amount if it is determined that the Covered Person is not entitled to be indemnified as authorized in this Article VII.

7.4 No Application to Independent Contractor Status.  This provision of this Article VII shall not apply to any services or acts of a Partner or General Partner as an independent contractor of the Partnership (except the acts of a General Partner and its Covered Persons in the capacity of General Partner of the Partnership).

ARTICLE VIII

ACCOUNTING AND BANK ACCOUNTS

8.1 Fiscal Year and Accounting Method.  The fiscal year and taxable year of the Partnership shall be as designated by the General Partner in accordance with the Code.  The General Partner shall determine the accounting method to be used by the Partnership.

8.2 Books and Records.  The books and records of the Partnership shall be maintained at the principal office of the Partnership.  Each Partner (or such Partner’s designated agent or representative) shall have the right during ordinary business hours and upon reasonable notice to inspect and copy (at such Partner’s own expense) all books and records of the Partnership (other than those containing trade secrets or similar confidential information) for any purpose reasonably related to the Partner’s Interest.

8.3 Audit. The books of the Partnership shall not be audited unless upon a vote of a Majority in Interest.

8.4 Taxation as Partnership.  The Partnership shall be treated as a “partnership” for Federal and state income tax purposes.  All provisions of this Agreement and the Certificate shall be construed and applied so as to preserve that tax status.

8.5 Tax Returns and Elections; Tax Matters Partner.

(a) The Partnership shall cause to be prepared and timely filed all federal, state and local income tax returns or other returns or statements required by applicable law.  The Partnership shall claim all deductions and make such elections for federal or state income tax purposes which the General Partner reasonably believes will produce the most favorable tax results for the Limited Partners.

(b) Rare Earth Financial, L.L.C. is hereby designated as, and hereby accepts the position of, the Partnership’s “Tax Matters Partner,” as defined in the Code.  In such capacity, the Tax Matters Partner is hereby authorized and empowered to act for and represent the Partnership and each of the Partners before the Internal Revenue Service in any audit or examination of any Partnership tax return and before any court selected by the Tax Matters Partner for judicial review of any adjustment assessed by the Service.  Each of the Limited Partners consents to and agrees to become bound by all actions of the General Partner as Tax Matters Partner, including any contest, settlement or other action or position which the General Partner may deem proper under the circumstances.  The Limited Partners specifically acknowledge, without limiting the general applicability of this Section, that the General Partner shall not be liable, responsible or accountable in damages or otherwise to the Partnership or any Partner with respect to any action taken by it in its capacity as a “Tax Matters Partner,” except for gross negligence or willful misconduct.  All reasonable out-of-pocket expenses incurred by the General Partner in its capacity as Tax Matters Partner shall be considered expenses of the Partnership for which the General Partner shall be entitled to full reimbursement.

8.6 Section 754 Election.  In the event a distribution of Partnership assets occurs which satisfies the provisions of Section 734 of the Code or in the event a transfer of an Interest occurs which satisfies the provisions of Section 743 of the Code, the Partnership shall elect (but only if approved by a Majority in Interest, pursuant to Section 754 of the Code, to adjust the basis of the Partnership’s property to the extent allowed by such Section 734 or 743 and shall cause such adjustments to be made and maintained.  Any additional accounting expenses incurred by the Partnership in connection with making or maintaining any such basis adjustment shall be reimbursed to the Partnership from time to time by the distributee or transferee who benefits from the making and maintenance of such basis adjustment.  Each Partner shall provide the Partnership with such information and such other cooperation as may be necessary to receive from such Partner in order for such election to be made and affected.

8.7 Bank Accounts.  All funds of the Partnership shall be deposited in a separate bank, money market or similar account(s) approved by the General Partner and in the Partnership’s name.  Withdrawals (by check or otherwise) therefrom shall be made only by the signature of persons authorized by the General Partner to do so.

ARTICLE IX

TRANSFERS OF INTERESTS

9.1 General Restrictions.  No Partner may Transfer all or any part of such Partner’s Interest (including any Distribution rights associated with such Interest), except (i) as otherwise expressly permitted in this Agreement, or (ii) with the consent of the General Partner.  Any purported Transfer of all or any part of an Interest in violation of the terms of this Agreement shall be null and void and of no effect.  A permitted Transfer shall be effective as of the date specified in the instruments relating thereto.  Any assignee desiring to make a further Transfer shall be subject to all of the provisions of this Article IX to the same extent and in the same manner as any other Partner desiring to make any Transfer.

9.2 Permitted Economic Transfers.  Each Partner shall have the right to Transfer all or part of the Distribution rights or other economic interests (but not to substitute the assignee as a Substitute Partner, except in accordance with Section 9.3), by a written instrument, provided that:

(a) the Transfer would not result in the “termination” of the Partnership pursuant to Section 708 of the Code;

(b) the General Partner has consented in writing to such Transfer and assignee;

(c) no permitted Transfer to a minor or incompetent shall be made other than in trust for the benefit of such person or in custodianship under the Uniform Transfers to Minors Act or similar legislation;

(d) the assignee agrees in writing that the assigned rights remain subject to all of the terms and conditions of this Agreement and may not be further Transferred except in compliance with this Agreement; and

(e) if required by the General Partners, the Partnership receives an opinion of counsel (which counsel and opinion shall be satisfactory to the Partnership’s counsel) to the effect that registration of the security being Transferred is not required under the federal and applicable state securities laws in connection with such Transfer.

Notwithstanding the foregoing, the following Transfers shall not require the consent under clause (b) as long as the Transfers comply with clauses (a), (c), (d) and (e) above:

(i) Transfers by bequest or intestacy upon the death of an individual who is a Partner, if after such Transfer the Partnership and/or the other Limited Partners did not purchase the deceased Partner’s Interest in accordance with this Agreement;

(ii) Transfers (A) to a revocable trust of which the Partner is the grantor, the trustee and the primary beneficiary during the Partner’s lifetime, (B) from such revocable trust to the original Partner, and (C) from such trust to the original Partner’s spouse and/or lineal descendants upon the death of the original Partner;

(iii) Transfers pursuant to Section 3.2(b);

(iv) Transfers pursuant to Sections 9.7(d); or

(v) Transfers described in Section 10.1(c)(B).

9.3 Substitute Partners.  No assignee of all or part of a Partner’s Interest shall become a Substitute Partner in place of the assignor unless and until:

(a) The Transfer complies with the provisions of Section 9.2.

(b) Except for Transfers under Section 3.2(b), and except for purchases under Section9.7(d), the assignor Partner (if living) has stated such intention in the instrument of assignment;

(c) The assignee has executed an instrument accepting and adopting the terms and provisions of this Agreement as a Partner;

(d) The assignor or assignee has paid all reasonable expenses of the Partnership in connection with the admission of the assignee as a Substitute Partner; and

(e) Except for Transfers under Section 3.2(b), the General Partner has consented in writing to such assignee becoming a Substitute Partner, which consent may be withheld for any or no reason.

Upon satisfaction of all of the foregoing conditions with respect to a particular assignee, the General Partner shall cause this Agreement (including Schedule A) and, if necessary, the Certificate to be duly amended to reflect the admission of the assignee as a Substitute Partner.

9.4 Effect of Admission as a Substitute Partner.  Unless and until admitted as a Substitute Partner pursuant to Section 9.3, a permitted assignee of all or a part of a Partner’s Interest shall not be entitled to exercise any of the governance or other rights or powers of a Partner in the Partnership (all of which shall remain with the assignor Partner), including, without limitation, the right to vote, grant approvals or give consents with respect to such Interest, the right to require any information or accounting of the Partnership’s business or the right to inspect the Partnership’s books and records.  Such permitted assignee shall only be entitled to receive, to the extent of the Interest transferred to such assignee, the Distributions to which the assignor would be entitled.  A permitted assignee who has become a Substitute Partner has, to the extent of the Interest transferred to such assignee, all the rights and powers of the Person for whom such assignee is substituted as the Partner and is subject to the restrictions and liabilities of a Partner under this Agreement and the Act.  Upon admission of a permitted assignee as a Substitute Partner, the assignor of the Interest so acquired by the Substitute Partner shall cease to be a Partner of the Partnership to the extent of such Interest.  A Person shall not cease to be a Partner upon assignment of all of such Partner’s Interest unless and until the assignee(s) becomes a Substitute Partner.

9.5 Additional Partners.  Additional Partners (as distinguished from Substitute Partners) (but including additional Capital Contributions from existing Partners other than pursuant to Section 3.2) may be admitted to the Partnership only by a Supermajority in Interest.  Upon any such admission, the Supermajority in Interest shall determine in good faith (i) the Fair Value of the Capital Contribution being made by the additional Partner in relation to the then Fair Value of the Partnership, and (ii) the Percentage Interest to be held by the new Partner on a prospective basis, and shall proportionately adjust the Percentage Interests and, if applicable, the Capital Accounts of all of the then existing Partners on a prospective basis.

9.6 Withdrawal of a Partner.  No Partner shall have the right or power, and no Partner shall attempt, to Withdraw from the Partnership prior to the specific date set forth in the Certificate for the expiration of the term of the Partnership.  Any act or purported act of a Partner in violation of this Section shall be null and void and of no effect.  If a Partner exercises any non-waivable statutory right to Withdraw from the Partnership, such Withdrawal shall be a default or breach by the Partner of its obligations under this Agreement and the Partnership may recover from such Partner any damages incurred by the Partnership as a result of such Withdrawal and offset the damages against any amounts payable to such Partner under the Act, the Certificate or this Agreement.

9.7 Right of First Refusal.  If at any time, a Partner (the “Selling Partner”) desires to Transfer all (but not less than all) of its Interest or the Distribution rights associated with its Interest (the “Subject Interest”) to a third party pursuant to a bona fide offer to purchase for cash, or cash and notes, the following shall apply:

(a) The Selling Partner shall give to each other Partner(s) (collectively the “Other Partners”) a written offer describing the Subject Interest, the name of the proposed purchaser, the price and payment terms and other terms and conditions offered by the proposed purchaser (the “Offer”).

(b) The Other Partners shall have 30 days from the receipt of the Offer to accept the terms and conditions set forth in the Offer, as buyer, by giving written notice thereof to the Selling Partner.  Subject to subsection (c) below, each Other Partner shall have the right to purchase a portion of the Subject Interest equal to (i) a fraction the numerator which is the Percentage Interest of the Other Partner and the denominator of which is the sum of the Percentage Interests of all of the Other Partners who desire to purchase part of the Subject Interest or (ii) such other portion as shall be agreed upon by all such Other Partners who desire to so purchase.

If some or all of the Other Partners agree to purchase all (but not less than all) of the Subject Interest, then the Selling Partner and the Other Partners who are purchasing shall close the purchase upon the terms and conditions of the Offer within 60 days after the Offer is made (or if later the closing date set forth in the Offer).  If the purchase price set forth in the Offer includes any secured notes and/or third party guarantees, a pledge of the Subject Interest as collateral by the purchasing Other Partners shall be deemed equivalent to the collateral described in the Offer.
(a) If the Other Partners fail to agree to purchase all of the Subject Interest within the time period set out above, the Selling Partner shall have the right (subject to compliance with the provisions of Section9.2 (excluding subsection (b) thereof) and if the purchaser is to become a Substitute Partner, subject to Section9.3 (excluding subsection (e) thereof)) to consummate the sale or conveyance of all of the Subject Interest so long as (i) the purchaser is the proposed purchaser named in the Offer, (ii) the price, payment and other terms are at least as favorable to the Selling Partner as those set forth in the Offer, (iii) the closing occurs on or before the date set forth in the Offer (but no more than 120 days after the date of the Offer), and (iv) if any Other Partner makes any applicable election described in subsection (e) below, the Interest of such Other Partner is also purchased by the proposed purchaser, and (v) unless all of the Interests are being sold under subsection (e) below, the purchaser is not a competitor (or Person affiliated or related to a competitor) of the Partnership (as determined by a Majority in Interest).

(b) Any purchaser of a Subject Interest under subsection (d) above desiring to make a further sale or conveyance of any part of the Subject Interest shall be subject to this Section.

9.8 Failure to Pay Amounts Due. If any Partner:

(a) elects to pay his Initial Capital Contributions in two installments, and fails to pay the second installment when due, the Partner may, after 30 days’ notice and with approval of the General Partners, shall automatically forfeit all amounts previously paid as an Initial Capital Contribution, and the General Partner may resale the forfeited Interests at the price offered in the Offering.

(b) fails to pay a Capital Contribution or any other assessment within ten (10) days of the due date specified on a capital call billing, the General Partner shall send a written notice thereof to the Partner, and if the Partner fails to pay the entire required amount within ten (10) days of the date of such notice the Partner shall be considered a “Non-Contributing Partner.” If a Partner becomes a Non-Contributing Partner, the General Partner shall immediately give written notice of such fact to each Partner and for a period of five (5) business days after the date of such notice each other Partner shall have the right to advise the General Partner in writing of such Partner’s desire to advance directly to the Partnership, on behalf of the Non-Contributing Partner, the funds required from the Non-Contributing Partner (a “Contribution Loan”). If within the five (5) day period more than one Partner advises the General Partner of the Partner’s desire to make a Contribution Loan, such Partners shall lend the funds to the Non-Contributing Partner in proportion to their respective Percentage Interests. At the expiration of the five (5) day period, the General Partner shall advise each Partner indicating a desire to make a Contribution Loan of the amount such Partner is to advance to the Partnership and the date on which the funds are due and payable to the Partnership. If any Partner makes a Contribution Loan, such Partner shall be considered a “Contributing Partner.” The Contribution Loan shall be considered a loan to the Non-Contributing Partner and neither the Partnership nor any other Partner shall have any liability or obligation for the repayment of the Contribution Loan. The Contribution Loan shall mature and be due and payable in full on the date which is ninety (90) days after the date the Contribution Loan is made. Within ten (10) days after the date a Contributing Partner makes a Contribution Loan, the General Partner shall give written notice of the Contribution Loan to the Non-Contributing Partner and such notice shall also specify the maturity date of the Contribution Loan.

9.9 Default. If no Partner elects to advance the funds required from the Non Contributing Partner as specified in Section9.8, then the failure of the Non-Contributing Partner to make the Additional Capital Contribution or assessment shall constitute a default and the Non-Contributing Partner shall be a Defaulting Partner.

9.10 Contribution Loan. In the event a Contributing Partner elects to make a Contribution Loan, then the Contribution Loan shall bear interest at a rate equal to the lesser of seventeen percent (17%) per annum, or the Prime Rate in effect from time to time plus three (3) percentage points (adjusted monthly on the 1st day of each month), from the date the Contribution Loan is made until paid in full.

(a) Repayment of the Contribution Loan(s) shall be secured by the Non Contributing Partner’s Interest.

(b) The Non-Contributing Partner hereby grants a security interest in his Interest to the Contributing Partner(s) who advances a Contribution Loan(s) and irrevocably appoints the Contributing Partner(s) as the Non-Contributing Partner’s attorney-in-fact with full power to prepare and execute any reasonable documents, instruments and agreements, including but not limited to, reasonable Uniform Commercial Code Financing and Continuation Statements, and other reasonable security instruments as may be appropriate to perfect and continue such security interest(s) in favor of the Contributing Partner(s). If there is more than one Contributing Partner, each Contributing Partner’s security interest in the Non-Contributing Partner’s Interest shall be a pro rata portion based upon the ratio the original principal amount of the Contributing Partner’s Contribution Loan bears to the aggregate original principal amount of all the Contribution Loans to such Non Contributing Partner. Copies of any such documents shall be mailed to the Non-Contributing Partner.

9.11 Defaulting Partner. If any Contribution Loan (which shall include all reasonable attorney fees, interest, and costs incurred by the Contributing Partner) has not been repaid in full within ninety (90) days of the date the Contribution Loan is made, then without further notice or demand (all of which are expressly waived), the Non-Contributing Partner shall be considered a Defaulting Partner and the Contributing Partner shall have, with respect to the Non-Contributing Partner and his Interest, the rights and remedies of a secured party as against a defaulting debtor under the provisions of the Arizona Uniform Commercial Code, including but not limited to, the right and power to offer for sale and to sell the Non-Contributing Partner’s Interest. A Non Contributing Partner whose Interest is foreclosed upon and sold shall remain liable to the Partnership and the Contributing Partner for any deficiency in the amount of the Contribution Loan and shall not be relieved from any personal liability for any outstanding indebtedness, liabilities, liens and/or obligations, if any, relating to the Subject Property or the Partnership which may exist on the date of such foreclosure.

9.12 Loan Repayment. Until such time as a Non-Contributing Partner becomes a Defaulting Partner, the Contributing Partner’s Contribution Loan shall remain in place and shall bear interest and be repaid as provided above. Until a Contribution Loan is repaid in full, any distributions which would otherwise be payable to the Non-Contributing Partner shall be paid to the Contributing Partner and be applied as a credit against the Contribution Loan.

9.13 Loss of Right to Vote. A Defaulting Partner shall not be entitled to attend Partnership meetings nor receive information relating to the Partnership business and shall have no further voice in the management of the Partnership business and no right to vote on Partnership matters.

9.14 Additional Rights and Remedies. If a Partner becomes a Defaulting Partner by reason of no other Partner electing to make a Contribution Loan, the General Partner shall provide the Defaulting Partner with written notice that such Defaulting Partner will be expelled from the Partnership if, by the date specified in the notice, the Defaulting Partner does not fully cure the default by contributing to the Partnership the full amount of the delinquent required contribution plus all of the fees, costs, and expenses incurred by the Partnership by reason of such default. An expelled Partner shall not be entitled to withdraw any capital from the Partnership and shall have no right to participate in the affairs of the Partnership or to make any further Capital Contributions. The expulsion of a Partner shall not dissolve or terminate the Partnership. In lieu of, but not in addition to, the rights and remedies provided in this Article IX for the Partnership and/or Non-Defaulting Partners against a Defaulting Partner, the Partnership and/or any Non-Defaulting Partner(s) may elect to invoke and pursue any and all other remedies against any such Defaulting Partner, whether provided at law or in equity, including, but not limited to, bringing suit for damages, for specific performance, or for the appointment of a receiver or specific master, in the discretion of the Partnership and/or such Non-Defaulting Partner(s).

ARTICLE X

DISSOLUTION AND TERMINATION

10.1 Events Causing Dissolution.  The Partnership shall be dissolved upon the first to occur of the following events:

(a) The expiration of the period (if any) fixed for the duration of the Partnership, as set forth in the Certificate, unless extended by the unanimous written consent of the Limited Partners.

(b) The written agreement of a Supermajority in Interest to dissolve.

(c) Any other event causing a dissolution of the Partnership under the provisions of the Act, except that (i) a vote of the Partners to dissolve shall cause a dissolution only if it satisfies clause (b) above or the next sentence, and (ii) the death, Withdrawal, Bankruptcy or dissolution of a Partner or the occurrence of any other event that terminates the continued Partnership of a Partner shall not cause the Partnership to be dissolved or its affairs to be wound up.  Upon the occurrence of any such event described in clause (ii) above, the Partnership shall be continued without dissolution, unless within 90 days following the occurrence of such event, the other Partners unanimously agree in writing to dissolve the Partnership.  If the Partnership is not so dissolved, the business of the Partnership shall continue (A) with the affected Partner, if living, remaining as a Partner (unless the Partner’s Interest is purchased under Section 9.7), or (B) if such Interest is transferred to a successor holder by operation of law (unless the Partner’s Interest is purchased under Section 9.7), with such assignee being a permitted assignee of the Distribution rights associated with such Interest, but such assignee shall become a Substitute Partner only in accordance with Section 9.3.

10.2 Effect of Dissolution.  Except as otherwise provided in this Agreement, upon the dissolution of the Partnership, the General Partner shall take such actions as may be required pursuant to the Act and shall proceed to wind up, liquidate and terminate the business and affairs of the Partnership.  In connection with such winding up, the General Partner shall have the authority to liquidate and reduce to cash (to the extent necessary or appropriate) the assets of the Partnership as promptly as is consistent with obtaining a fair and reasonable value for such assets, to apply and distribute the proceeds of such liquidation and any remaining assets in accordance with the order of priority set forth in Section4.2, and to do any and all acts and things authorized by, and in accordance with, the Act and other applicable laws for the purpose of winding up and liquidation.

ARTICLE XI

NO PARTITION

11.1 Waiver of Partition. Each Partner hereby waives any right to partition or the right to take any other action which might otherwise be available to such Partner for the purpose of severing its relationship with the partnership or its interest in the assets and properties held by the partnership from the interest of the other Partners until the dissolution of the partnership. Each Partner specifically agrees not to institute any action therefor and each Partner agrees that this section may be pled as a bar to the maintenance of any such action. A violation of this provision shall entitle the non-violating Partners to collect, from the Partner violating this provision, reasonable attorney’s fees, costs and other damages those non-violating Partners and the partnership incur in connection therewith.

ARTICLE XII

INDEMNIFICATION

12.1 Indemnification of General Partner. The General Partner shall be indemnified by the Partnership to the fullest extent permitted by Arizona Law. Except as provided in this Agreement and subject to the provisions of this Section, the General Partner shall not be liable to the Partnership or to any other Partner(s) for any liability, loss, cost, damage, attorney’s fees, or other expenses which shall or may be incurred as a result of or in connection with any act or actions performed or taken by the General Partner or by virtue of any omission of the General Partner in the capacity as General Partner on behalf of the Partnership, and the Partnership shall defend, indemnify and hold the General Partner harmless for, from and against all such losses and damages. Such indemnity and release shall not extend to gross negligence, fraudulent acts or willful misconduct on the part of the General Partner. Any amounts paid by the Partnership pursuant to the provisions of this paragraph shall be deemed to be a Partnership expense and shall be paid before determining Profit participation.

12.2 Partner Indemnification. Each Limited Partner and General Partner shall indemnify the other Partners for, from and against any and all claims, demands, losses, damages, liabilities, suits and other proceedings, judgments and awards, costs and expenses (including but not limited to reasonable attorney’s fees) arising directly or indirectly out of any breach of the covenants contained herein, by such Partner, its Affiliates, officers, agents or employees.

12.3 No Liability For Investment Tax Credits or Capital Gains. Anything herein to the contrary notwithstanding, no Partner or General Partner shall have any liability to the Partnership or any other Partner by reason of failure to quality for investment tax credits or long-term capital gains.

ARTICLE  XIII

DISPUTES

13.1 Dispute Resolution. To the extent feasible, the parties desire to resolve any controversies or claims arising out of or relating to this Agreement through discussions and negotiations between each other.  All parties agree to attempt to resolve any disputes, controversies or claims arising out of or relating to this Agreement by face-to-face negotiation with the other party.  If, after good faith discussions, such controversies or claims cannot be resolved solely between the parties, the parties may agree upon any type of formal or informal dispute resolution that is feasible under the circumstances, including referral of any such dispute, controversy or claim to any third party for resolution.

13.2 WAIVER OF JURY TRIAL.  THE PARTNERSHIP AND THE PARTNERS HEREBY KNOWINGLY, IRREVOCABLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHTS EACH MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, PROCEEDING, COUNTERCLAIM OR DEFENSE BASED ON THIS AGREEMENT, OR ARISING OUT OF, UNDER OR IN ANY WAY CONNECTED TO THIS AGREEMENT OR THE PARTNERSHIP, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF ANY PARTY HERETO RELATING TO THE PARTNERSHIP OR THIS AGREEMENT.

ARTICLE XIV

GENERAL

14.1 Notices. All notices and other communication required or permitted to be given pursuant to this Agreement shall be in writing and shall be deemed to have been duly given, made and received only when personally delivered against receipt or five (5) days after being (i) sent by telegram, facsimile or electronic mail to an address provided to the Partnership or (ii) deposited in the United States mails, certified or registered, postage prepaid, return receipt requested, addressed to the addressee at its address as shown from time to time in the records of the Partnership. Any Partner may alter the address to which communications are to be sent by giving notice of such change of address to the other Partners in conformity with the provisions of this Section 14.1.

14.2 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns.

14.3 Controlling Law. This Agreement shall be governed by, interpreted and construed in accordance with the laws of the State of Arizona.

14.4 Provisions Severable. If any provision of this Agreement shall be or shall become illegal or unenforceable in whole or in part, for any reason, the remaining provisions shall not be affected thereby but shall be deemed valid, binding and enforceable to the greatest extent permitted by law.

14.5 Indulgences Not Waivers. Neither the failure nor any delay on the part of any party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of any other right, remedy, power or privilege with respect to any occurrence or be construed as a waiver of such right, remedy power or privilege with respect to any subsequent occurrence.

14.6 Gender. Words used herein, regardless of the number or gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.

14.7 Execution in Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any persons to be signatory hereto may execute this Agreement by signing any such counterpart.

14.8 Amendment. This Agreement may be amended only by an agreement in writing executed by Partners owning a Supermajority in Interest.

14.9 Attorney’s Fees. If any party institutes a suit or other proceeding against any other party in any way connected with this Agreement or its enforcement, the prevailing party to any such action shall be entitled to recover from the other party reasonable attorney’s fees (not to exceed the actual attorney’s fees incurred), witness fees and expenses and court costs in connection with said suit or proceeding at both trial and appellate levels, regardless of whether any such action or proceeding is prosecuted to judgment.

14.10 Number of Days. Unless the subject provision references “business days,” in computing the number of days for purposes of this Agreement, all days shall be counted, including Saturdays, Sundays, and holidays; provided however, that if the final day of any time period falls on a Saturday, Sunday or recognized United States holiday, then the final day shall be deemed to be the next date which is not a Saturday, Sunday, or holiday. If the subject provision references “business days,” then in computing the number of days for purposes of this Agreement, all days shall be counted except Saturdays, Sundays, and holidays.

14.11 Captions. Captions are not intended to convey any meaning or be a part of this Agreement but are merely used for assistance in identifying paragraphs and Sections.

14.12 Agreement Drafted by Partnership Counsel.  Each Partner acknowledges that (i) Polsinelli Shughart PC, counsel for the Partnership, has prepared this Agreement on behalf of and in the course of its representation of the Partnership and not as counsel for any Partner, (ii) each Partner has been advised of potential conflicts of interest that may exist, now or in the future, between such Partner and those of the Partnership and the other Partners, and (iii) the Partners have been advised by such law firm to seek independent counsel.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the day and year first above written.

**SIGNATURE PAGES ATTACHED**

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed effective as of the date first written above.

THE PARTNERSHIP:

Ontario Hospitality Properties, LLLP, an Arizona limited liability limited partnership

By RRF, Limited Partnership, General Partner

By: /s/ James F. Wirth
Name: James F. Wirth
Title: CEO of IHT

THE GENERAL PARTNERS:

RRF, Limited Partnership, a Delaware limited partnership

By: /s/ James F. Wirth
Name: James F. Wirth
Title: CEO of IHT

Rare Earth Financial, L.L.C., an Arizona limited partnership

By: /s/ James F. Wirth
Name: James F. Wirth
Title: Manager

THE LIMITED PARTNER: RRF-LP LLC I, a Delaware limited liability company By: /s/ James F. Wirth Name: James F. Wirth Title: CEO of IHT, GP RRF-LP LLC 1

2

PARTNERSHIP AGREEMENT
SIGNATURE PAGE
ONTARIO HOSPITALITY PROPERTIES, LLLP

By executing this signature page, the undersigned Partner:

(a)           acknowledges that, after considering the provisions of the Partnership Agreement and having the opportunity to obtain the advice of counsel, the Partner has concluded that the Partner can and will actively participate, in the management of the Partnership’s business;

(b)           understands that no Interest will be registered under the Securities Act of 1933, as amended, the Arizona blue sky laws, or the blue sky laws of any other state.

Partner is (check one):

_____ An Individual                                                      ______ Joint                                ______Trust                                ______IRA

_____ A Corporation registered in the state of

_____ A limited Partnership registered in the state of

_____ A General Partnership registered in the state of

X  Other (specify) An Arizona limited liability partnership

NAME OF PARTNER(S):                               Rare Earth Financial, L.L.C.

STREET
ADDRESS:                                               1625 E. Northern Avenue, Suite 105

CITY/STATE/ZIP                                           Phoenix, Arizona 85020

FEDERAL I.D.# OR
SOCIAL SECURITY #:                                   52-2077080

TELEPHONE NUMBER:                                602-944-1500                                           FAX NUMBER:                602-678-0281

TITLE: General Partner

SIGNATURE(S): /s/James F. Wirth

TOTAL INITIAL CAPITAL: $320,000                                                                           Date: February 29, 2012

2

PARTNERSHIP AGREEMENT
LIMITED PARTNER SIGNATURE PAGE
ONTARIO HOSPITALITY PROPERTIES, LLLP

By executing this signature page, the undersigned Limited Partner:

(a)           acknowledges that, after considering the provisions of the Partnership Agreement and having the opportunity to obtain the advice of counsel, the Partner has concluded that being a Limited Partner is an appropriate investment;

(b)           understands that no Interest will be registered under the Securities Act of 1933, as amended, the Arizona blue sky laws, or the blue sky laws of any other state.

The Limited Partner is (check one):

_____ An Individual                                                      ______ Joint                                           ______Trust                                ______IRA

_____ A Corporation registered in the state of

_____ A limited Partnership registered in the state of

_____ A General Partnership registered in the state of

    X    Other (specify) An Arizona limited liability partnership

NAME OF LIMITED PARTNER(S):                                                                Rare Earth Financial LLC

STREET
ADDRESS:                                           1625 E Northern Ave #105

CITY/STATE/ZIP                                           Phoenix, AZ  85020

EMAIL ADDRESS                                           cwirth@innsuites.com

FEDERAL I.D.# OR
SOCIAL SECURITY #:                                           52-2077080

TELEPHONE NUMBER:                                           602-944-1500                                           FAX   NUMBER:                                602-678-0281

TITLE: Manager

SIGNATURE(S): /s/  James F. Wirth

TOTAL INITIAL CAPITAL: $320,000                                                                Date: February 29, 2012

3

3

SCHEDULE A

LIST OF PARTNERS
(04/05/2011)

Partnership F.E.I.N. 86-0398771

LIMITED PARTNERS:
Name and Address	Designated Representative(s)	Percentage Interest	Initial Capital Contribution
RRF-LP LLC I c/o InnSuites Hotels Centre 1625 E. Northern Avenue, Suite 105 Phoenix, AZ 85020 Tax I.D.#: 86-0959788	Marc Berg (Primary) Anthony Waters (Alternate)	0.16%
GENERAL PARTNERS:
RRF, Limited Partnership c/o InnSuites Hotels Centre 1625 E. Northern Avenue, Suite 105 Phoenix, AZ 85020 Tax I.D.#: 52-2077080	Marc Berg (Primary) Anthony Waters (Alternate)	94.61%

Rare Earth Financial, L.L.C. c/o InnSuites Hotels Centre 1625 E. Northern Ave., Suite 105 Phoenix, AZ 85020 Tax I.D.#: 32-0031425	Jim Wirth (Primary) Chris Wirth (Alternate)	5.23%
TOTAL:		100.00%

A -

SCHEDULE B

TAX EXHIBIT

1. As used in this Schedule and in the Agreement, the following terms shall have the following meanings, unless the context otherwise specifies:

“Adjusted Capital Account Deficit” means, with respect to any Partner, the deficit balance, if any, in such Partner’s Capital Account as of the end of the relevant fiscal year, after giving effect to the following adjustments:  (i) increased for any amounts such Partner is unconditionally obligated to restore and the amount of such Partner’s share of Partnership Minimum Gain and Partner Minimum Gain after taking into account any changes during such year; and (ii) reduced by the items described in Treasury Regulation §§ 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

“Partnership Minimum Gain” shall have the same meaning as partnership minimum gain set forth in Treasury Regulation § 1.704-2(d).  Partnership Minimum Gain shall be determined, first, by computing for each Nonrecourse Liability any gain which the Partnership would realize if the Partnership disposed of the property subject to that liability for no consideration other than full satisfaction of such liability and, then, aggregating the separately computed gains.  For purposes of computing gain, the Partnership shall use the basis of such property which is used for purposes of maintaining Capital Accounts under Section 3.3 hereof.  In any taxable year in which a Revaluation occurs, the net increase or decrease in Partnership Minimum Gain for such taxable year shall be determined by:  (1) calculating the net decrease or increase in Partnership Minimum Gain using the current year’s book value and the prior year’s amount of Partnership Minimum Gain, and (2) adding back any decrease in Partnership Minimum Gain arising solely from the Revaluation.

“Credits” means all investment and other tax credits allowed by the Code with respect to activities of the Partnership or the Property.

“Income” and “Loss” mean, respectively, for each fiscal year or other period, an amount equal to the Partnership’s taxable income or loss for such year or period, determined in accordance with Code Section 703(a), except that for this purpose (i) all items of income, gain, deduction or loss required to be separately stated by Code Section 703(a)(1) shall be included in taxable income or loss; (ii) tax exempt income shall be added to taxable income or loss; (iii) any expenditures described in Code Section 705(a)(2)(B) (or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulation § 1.704-1(b)(2)(iv)(i)) and not otherwise taken into account in computing taxable income or loss shall be subtracted; and (iv) taxable income or loss shall be adjusted to reflect any item of income or loss specifically allocated in Article IV.

“Partner Minimum Gain” shall have the same meaning as partner nonrecourse debt minimum gain as set forth in Treasury Regulation § l.704-2(i)(3).  With respect to each Partner Nonrecourse Debt, Partner Minimum Gain shall be determined by computing for each Partner Nonrecourse Debt any gain which the Partnership would realize if the Partnership disposed of the property subject to that liability for no consideration other than full satisfaction of such liability.  For purposes of computing gain, the Partnership shall use the basis of such property which is used for purposes of maintaining Capital Accounts.  In any taxable year in which a Revaluation occurs, the net increase or decrease in Partner Minimum Gain for such taxable year shall be determined by:  (1) calculating the net decrease or increase in Partner Minimum Gain using the current year’s book value and the prior year’s amount of Partner Minimum Gain, and (2) adding back any decrease in Partner Minimum gain arising solely from the Revaluation.

“Partner Nonrecourse Debt” shall have the same meaning as partner nonrecourse debt set forth in Treasury Regulation § 1.704-2(b)(4).

“Partner Nonrecourse Deductions” shall have the same meaning as partner nonrecourse deductions set forth in Treasury Regulation § 1.704-2(i)(2).  Generally, the amount of Partner Nonrecourse Deductions with respect to a Partner Nonrecourse Debt for a fiscal year equals the net increase during the year in the amount of Partner Minimum Gain (determined in accordance with Treasury Regulation § 1.704-2(i)) reduced (but not below zero) by the aggregate distributions made during the year of proceeds of a Partner Nonrecourse Debt and allocable to the increase in Partner Minimum Gain, determined according to the provisions of Treasury Regulation § 1.704-2(i).

“Nonrecourse Deduction” shall have the same meaning as nonrecourse deductions set forth in Treasury Regulation § 1.704-2(b)(1).  Generally, the amount of Nonrecourse Deductions for a fiscal year equals the net increase in the amount of Partnership Minimum Gain (determined in accordance with Treasury Regulation § 1.704-2(d)) during such year reduced (but not below zero) by the aggregate distributions made during the year of proceeds of a Nonrecourse Liability that are allocable to an increase in Partnership Minimum Gain, determined according to the provisions of Treasury Regulation § 1.704-2(c) and (h).

“Nonrecourse Liability” means a Partnership liability with respect to which no Partner bears the economic risk of loss as determined under Treasury Regulation § 1.752-1(a)(2).

“Revaluation” means the occurrence of an event described in clause (x), (y) or (z) of Section 2 in which the book basis of Property is adjusted to its Fair Value.

2. Capital Accounts.  Each Partner’s Capital Account shall be (a) increased by (i) the amount of money contributed by such Partner, (ii) the Fair Value of property contributed by such Partner (net of liabilities secured by such contributed property that the Partnership is considered to assume or take subject to under Code Section 752), (iii) allocations to such Partner, pursuant to Article IV, of Partnership income and gain (or items thereof), and (iv) to the extent not already netted out under clause (b)(ii) below, the amount of any Partnership liabilities assumed by the Partner or which are secured by any property distributed to such Partner; and (b) decreased by (i) the amount of money distributed to such Partner, (ii) the Fair Value of property distributed to such Partner (net of liabilities secured by such distributed property that such Partner is considered to assume or take subject to under Code Section 752), (iii) allocations to such Partner, pursuant to Article IV, of Partnership loss and deduction (or items thereof), and (iv) to the extent not already netted out under clause (a)(ii) above, the amount of any liabilities of the Partner assumed by the Partnership or which are secured by any property contributed by such Partner to the Partnership.

In the event any interest in the Partnership is transferred in accordance with the terms of this Agreement, the assignee shall succeed to the Capital Account of the assignor to the extent it relates to the transferred interest, except as otherwise provided in the written transfer agreement between the assignor and assignee.

In the event of (w) an additional capital contribution by an existing or an additional Partner of more than a de minimis amount or a distribution of property which results in a shift in Percentage Interests, (x) the distribution by the Partnership to a Partner of more than a de minimis amount of property (other than cash), (y) a distribution of Property in exchange for an Interest, or (z) the liquidation of the Partnership within the meaning of Treasury Regulation § 1.704-1(b)(2)(ii)(g), the book basis of the Partnership Property shall be adjusted to Fair Value and the Capital Accounts of all the Partners shall be adjusted simultaneously to reflect the aggregate net adjustment to book basis as if the Partnership recognized gain and loss equal to the amount of such aggregate net adjustment.

In the event that Property is subject to Code Section 704(c) or is revalued on the books of the Partnership in accordance with the preceding paragraph pursuant to Section 1.704-1(b)(2)(iv)(f) of the Treasury Regulations, the Limited Partners’ Capital Accounts shall be adjusted in accordance with Section 1.704-1(b)(2)(iv)(g) of the Treasury Regulations for allocations to the Partners of depreciation, amortization and gain or loss, as computed for book purposes (and not tax purposes) with respect to such Property.

The foregoing provisions of this Section 2 and the other provisions of this Agreement relating to the maintenance of capital accounts are intended to comply with Treasury Regulation § 1.704-1(b) and Treasury Regulation § 1.704-2, and shall be interpreted and applied in a manner consistent with such Treasury Regulations.  To the extent necessary to comply with Treasury Regulation § 1.704-1(b)(2)(ii)(d), a Partner’s Capital Account shall be reduced for the adjustments and allocations set forth in Treasury Regulation § 1.704-1(b)(2)(ii)(d)(4), (5) and (6).  In the event a Majority in Interest determines that it is prudent or advisable to modify the manner in which the Capital Accounts, or any increases or decreases thereto, are computed in order to comply with such Treasury Regulations, such Majority in Interest may cause such modification to be made without the consent of all the Partners, provided that it is not likely to have a material effect on the amounts distributable to any Partner upon the dissolution of the Partnership.  In addition, a Majority in Interest may amend this Agreement in order to comply with such Treasury Regulations as provided in Section 3(j) below.

3. Special Rules Regarding Allocation of Tax Items.  Notwithstanding the provisions of Article IV, the following special rules shall apply in allocating the net income or net loss of the Partnership:

(a) Section 704(c) and Revaluation Allocations.  In accordance with Code Section 704(c) and the Treasury Regulations thereunder, and notwithstanding any subsequent repeal or modification thereof, income, gain, loss and deduction with respect to any property contributed to the capital of the Partnership shall, solely for tax purposes, be allocated among the Partners so as to take account of any variation between the adjusted basis of such property to the Partnership for federal income tax purposes and its Fair Value at the time of contribution.  In the event of the occurrence of a Revaluation, subsequent allocations of income, gain, loss and deduction with respect to such property shall take account of any variation between the adjusted basis of such property to the Partnership for federal income tax purposes and its Fair Value immediately after the adjustment in the same manner as under Code Section 704(c) and the Treasury Regulations thereunder.  Allocations pursuant to this Section 3(a) are solely for income tax purposes and shall not affect, or in any way be taken into account in computing, any Partner’s Capital Account, distributions or share of income or loss, pursuant to any provision of this Agreement.

(b) Minimum Gain Chargeback.  Notwithstanding any other provision of Article IV, if there is a net decrease in Partnership Minimum Gain during a Partnership taxable year, each Partner shall be allocated items of income and gain for such year (and, if necessary, for subsequent years) in an amount equal to that Partner’s share of the net decrease in Partnership Minimum Gain during such year (hereinafter referred to as the “Minimum Gain Chargeback Requirement”).  A Partner’s share of the net decrease in Partnership Minimum Gain is the amount of the total decrease multiplied by the Partner’s percentage share of the Partnership Minimum Gain at the end of the immediately preceding taxable year.  A Partner is not subject to the Minimum Gain Chargeback Requirement to the extent:  (1) the Partner’s share of the net decrease in Partnership Minimum Gain is caused by a guarantee, refinancing or other change in the debt instrument causing it to become partially or wholly recourse debt or a Partner Nonrecourse Liability, and the Partner bears the economic risk of loss for the newly guaranteed, refinanced or otherwise changed liability; (2) the Partner contributes capital to the Partnership that is used to repay the Nonrecourse Liability and the Partner’s share of the net decrease in Partnership Minimum Gain results from the repayment; or (3) the Minimum Gain Chargeback Requirement would cause a distortion and the Commissioner of the Internal Revenue Service waives such requirement.

A Partner’s share of Partnership Minimum Gain shall be computed in accordance with Treasury Regulation § 1.704-2(g) and as of the end of any Partnership taxable year shall equal:  (1) the sum of the nonrecourse deductions allocated to that Partner up to that time and the distributions made to that Partner up to that time of proceeds of a Nonrecourse Liability allocable to an increase of Partnership Minimum Gain, minus (2) the sum of that Partner’s aggregate share of net decrease in Partnership Minimum Gain plus his aggregate share of decreases resulting from revaluations of Partnership Property subject to Nonrecourse Liabilities.  In addition, a Partner’s share of Partnership Minimum Gain shall be adjusted for the conversion of recourse and Partner Nonrecourse Liabilities into Nonrecourse Liabilities in accordance with Treasury Regulation § 1.704-2(g)(3).  In computing the above, amounts allocated or distributed to the Partner’s predecessor in interest shall be taken into account.

(c) Partner Minimum Gain Chargeback.  Notwithstanding any other provision of Article IV, if there is a net decrease in Partner Minimum Gain during a Partnership taxable year, any Partner with a share of that Partner Minimum Gain (determined under Treasury Regulation § 1.704-2(i)(5)) as of the beginning of the year shall be allocated items of income and gain for such year (and, if necessary, for subsequent years) equal to that Partner’s share of the net decrease in Partner Minimum Gain.  In accordance with Treasury Regulation § 1.704-2(i)(4), a Partner is not subject to the Partner Minimum Gain Chargeback requirement to the extent the net decrease in Partner Minimum Gain arises because the liability ceases to be Partner Nonrecourse Debt due to a conversion, refinancing or other change in the debt instrument that causes it to be partially or wholly a nonrecourse debt.  The amount that would otherwise be subject to the Partner Minimum Gain Chargeback requirement is added to the Partner’s share of Partnership Minimum Gain.

(d) Qualified Income Offset.  In the event any Partner unexpectedly receives an adjustment, allocation or distribution described in Treasury Regulation § 1.704.1(b)(2)(ii)(d)(4), (5) or (6), which causes or increases such Partner’s Adjusted Capital Account Deficit, items of Partnership income and gain (consisting of a pro rata portion of each item of Partnership income, including gross income, and gain for such year) shall be specially allocated to such Partner in an amount and manner sufficient to eliminate such Adjusted Capital Account Deficit as quickly as possible, provided that an allocation under this Section 3(d) shall be made if and only to the extent such Partner would have an Adjusted Capital Account Deficit after all other allocations under Article IV have been made.

(e) Nonrecourse Deductions.  Nonrecourse Deductions for any taxable year or other period shall be allocated to the Limited Partners in proportion to their Percentage Interests.

(f) Partner Nonrecourse Deductions.  Any Partner Nonrecourse Deduction shall be allocated to the Partner who bears the risk of loss with respect to the loan to which such Partner Nonrecourse Deductions are attributable in accordance with Treasury Regulation § 1.704-2(i).

(g) Curative Allocations.  Any special allocations of items of income, gain, deduction or loss pursuant to Sections 3(b), (c), (d), (e) and (f) shall be taken into account in computing subsequent allocations of income and gain pursuant to Article IV, so that the net amount of any items so allocated and all other items allocated to each Partner pursuant to Article IV shall, to the extent possible, be equal to the net amount that would have been allocated to each such Partner pursuant to the provisions of Article IV if such adjustments, allocations or distributions had not occurred.

(h) Loss Allocation Limitation.  Notwithstanding the other provisions of Article IV, unless otherwise agreed to by all of the Partners, no Partner shall be allocated Loss in any taxable year which would cause or increase an Adjusted Capital Account Deficit as of the end of such taxable year.

(i) Share of Nonrecourse Liabilities.  Solely for purposes of determining a Partner’s proportionate share of the “excess nonrecourse liabilities” of the Partnership within the meaning of Treasury Regulation § 1.752-3(a)(3), each Partner’s interest in Partnership profits is equal to its respective Percentage Interest.

(j) Compliance with Treasury Regulations.  The foregoing provisions of this Section 3 are intended to comply with Treasury Regulation §§ 1.704-1, 1.704-2 and 1.752-1 through 1.752-5, and shall be interpreted and applied in a manner consistent with such Treasury Regulations.  In the event it is determined by a Majority in Interest that it is prudent or advisable to so amend this Agreement in order to comply with such Treasury Regulations, such Majority in Interest is empowered to amend or modify this Agreement without the consent of all the Partners, notwithstanding any other provision of this Agreement.

(k) General Allocation Provisions.  Except as otherwise provided in this Agreement, all items that are components of Income or Loss shall be divided among the Limited Partners in the same proportions as they share such net income or net loss, as the case may be, for the year.  For purposes of determining the Income, Loss or any other items for any period, Income, Loss or any such other items shall be determined on a daily, monthly or other basis, as determined by the Partners using any permissible method under Code Section 706 and the Treasury Regulations thereunder.